Exhibit 10.3

ASSIGNMENT AND ASSUMPTION OF ENVIRONMENTAL AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF ENVIRONMENTAL AGREEMENT (this “Assignment”), made as of November 10, 2011 by between Renegy Susanville, LLC, an Arizona limited liability company (Assignor”) and Henri Susanville LLC, a California limited liability company (“Assignee”).

WITNESSETH:

WHEREAS, Assignor is a party to that certain Agreement for Environmental Conditions between Assignor and Sierra Pacific Industries, a California corporation (“SPI”), dated as of November 21, 2007, a copy of which is attached hereto as Exhibit A (the “Environmental Agreement”), which Environmental Agreement covers certain environmental matters regarding the real property located on Sunkist Drive, Susanville, County of Lassen, State of California, on which Assignee owns and operates a biomass co-generation facility (the “Premises”); and

WHEREAS, Assignor desires to assign unto Assignee all of Assignor’s right, title and interest as lessee in, to and under the Environmental Agreement, and Assignee desires to succeed to the interest of Assignor, and to assume the obligations of Assignor under the Environmental Agreement.

WHEREAS, SPI has consented to the assignment of the Environmental Agreement by the Assignor to the Assignee pursuant to the Consent to Assignment, a copy of which is attached hereto as Exhibit B (the “SPI Consent”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions expressed herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Effective as of the date hereof (the “Assignment Date”) and for the remainder of the term of the Environmental Agreement, Assignor hereby assigns and transfers all of its right, title and interest as lessee in, to and under the Environmental Agreement, to Assignee, its successors and permitted assigns, subject to the terms and conditions of the Environmental Agreement.

2.           Assignee hereby assumes the performance of all of the obligations of the lessee under the Environmental Agreement, arising or accruing from and after the Assignment Date, and agrees to pay all amounts due thereunder until the expiration or earlier termination of the Environmental Agreement and will perform all of the terms, covenants and conditions of the Environmental Agreement hereinafter arising; all with the same force and effect as if Assignee had signed the Environmental Agreement originally as the party named herein.

3.           Assignor represents and warrants to Assignee that

(a)           Assignor has not in any manner encumbered its rights under the Environmental Agreement or the Premises or otherwise permitted a lien on its rights to the Environmental Agreement or the Premises,

(b)           Assignor has good title to and has not previously assigned or otherwise transferred any of its interests in the Environmental Agreement,

(c)           There are no existing defaults, or events of default or a condition or event which, with the giving of notice, the passage of time, or both, would constitute a default under the Environmental Agreement on the part of Assignor or SPI.

(d)           Neither the execution and delivery of this Assignment by Assignor nor consummation by Assignor of the transactions contemplated hereby will (i) conflict with, violate or result in the certificate of formation, operating agreement or similar document of Assignor; (ii) require any consent, approval, authorization or permit of, or filing or registration with or notification to, any government, governmental agency or other governmental authority, (iii) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any contract to which Assignor is a party or may be bound, or (iv) violate any material order of any court or arbitrator’s award or any law applicable to Assignor or the Environmental Agreement.

(e)           This Assignment has been duly executed and delivered by Assignor and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights, or by general equitable principles.

4.           Assignee represents and warrants to Assignor that

(a)           Neither the execution and delivery of this Assignment by Assignee nor consummation by Assignee of the transactions contemplated hereby will (i) conflict with, violate or result in the certificate of incorporation or bylaws or similar document of Assignee; (ii) require any consent, approval, authorization or permit of, or filing or registration with or notification to, any government, governmental agency or other governmental authority, (iii) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any contract to which Assignee is a party or may be bound, or (iv) violate any material order of any court or arbitrator’s award or any law applicable to Assignee.

(b)           This Assignment has been duly executed and delivered by Assignee and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application referring to or affecting the enforcement of creditors’ rights, or by general equitable principles.

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5.           This Assignment may not be modified, amended or terminated nor any of its provisions waived except by an agreement in writing signed by the party against whom enforcement of any modification, amendment or waiver is sought.

6.           The covenants, agreements, terms, provisions and conditions in this Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption of Environmental Agreement as of the date first above set forth.

RENEGY SUSANVILLE, LLC,
Assignor

By:	/s/ Robert M. Worsley
Name: Robert M. Worsley
Title

HENRI SUSANVILLE LLC,
Assignee

By:	/s/ Christopher Moore
Name: Christopher Moore
Title: Manager

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EXHIBIT A

ENVIRONMENTAL AGREEMENT

EXHIBIT B
LANDLORD CONSENT

AGREEMENT FOR ENVIRONMENTAL CONDITIONS

This AGREEMENT FOR ENVIRONMENTAL CONDITIONS (the “Agreement”), dated as of the 21st day of November, 2007 (the “Effective Date”), is made and entered into by and between SIERRA PACIFIC INDUSTRIES, a California corporation (“SPI”), and RENEGY SUSANVILLE, LLC, an Arizona limited liability company (“Renegy”).

RECITALS:

A.           SPI is the owner of certain real property and a co-generation facility (the “Susanville Facility”) located on Sunkist Drive, Susanville, County of Lassen, State of California, as more particularly described in Exhibit A attached hereto. The real property plus any improvements located thereon, together with related water rights, petroleum, gas, minerals and mineral interests of SPI, if any, and all rights, privileges and easements appurtenant thereto shall be referred to herein collectively as the “Susanville Property”).

B.           On November 21, 2007 SPI and Renegy entered into that certain “Asset Purchase Agreement” wherein Renegy agreed to purchase from SPI specific assets of the Susanville Facility (“Assets”).

C.           SPI/ wishes to lease with an option to purchase/sell) to Renegy and Renegy is considering leasing/purchasing from SPI approximately 30 to 40 acres of the Susanville Property (the 30 – 40 acres that may leased and/or purchased by Renegy shall be referred to herein as the “Property”) for the price and on the terms and conditions set forth in a separate agreement(s) between SPI and Renegy.

D.           Before deciding whether to purchase or lease the Property, Renegy wishes to investigate and verify the Environmental Condition (as defined below) of the Property as part of its due diligence.

E.           Through this Agreement, SPI and Renegy wish to allocate responsibility for Environmental Conditions (as defined below) relating to Renegy’s acquisition of the Assets, to Renegy’s investigation of the Property, and, in the event that Renegy leases or purchases the Property, to Renegy’s subsequent lease or ownership of the Property.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants of SPI and Renegy (individually, a “Party,” and collectively, the “Parties”) set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are both hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.            Definitions.

(a)           “Closing Date” shall have the meaning set forth in a separate “Purchase and Sale Agreement,” between SPI and Renegy, which shall govern the purchase and sale of the Property.

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(b)           “Hazardous Materials” shall mean any chemical, compound, constituent, material, waste, contaminant or other substance (including petroleum and petroleum derived substances or wastes) as defined in or regulated by any Environmental Laws, including but not limited to hazardous substances within the meaning of CERCLA, pollutants and contaminants within the meaning of the Clean Water Act, and solid wastes within the meaning of RCRA..

(c)           “Environmental Law(s)” shall mean any federal, state and local laws (including common law), regulations or other legal requirements relating to the protection of the environment, natural resources, pollution control, hazardous materials or human health. Without limiting the foregoing, “Environmental Law(s)” shall mean and include the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601 et seq (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. the Carpenter-Presley-Tanner Hazardous Substance Account Act: California Health & Safety (Cal. H&S) Code §§ 25300, et seq. ; the Porter Cologne Water Quality Control Act: Cal. Water Code §§ 13000 et seq. ; the California Environmental Quality Act, Cal. Public Resources Code §§ 21000 et seq. ;7401 et seq; the Carpenter-Presley-Tanner Hazardous Substance Account Act: California Health & Safety (Cal. H&S) Code §§ 25300, et seq. ; the Porter Cologne Water Quality Control Act: Cal. Water Code §§ 13000 et seq. ; the California Environmental Quality Act: Cal. Public Resources Code §§ 21000 et seq. ; the Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety (Cal. H&S) Code §§ 25300, et seq.; the Porter Cologne Water Quality Control Act, Cal. Water Code §§ 13000 et seq. and the California Environmental Quality Act, Cal. Public Resources Code §§ 21000 et seq.;

(d)           “Environmental Costs”: All claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not such a claim is ultimately defeated, and any good faith settlement, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including reasonable attorneys fees and disbursements and consultants’ fees, any of which are incurred as a result of the existence of Hazardous Substances upon, about or beneath the Property, emitted or released from the Property, or migrating or threatening to migrate to or from the Property, including, without limitation:

(i)           Damage for personal injury and/or death;

(ii)           Damages for injury to property, both real and personal;

(iii)           Environmental clean-up and remediation costs;

(iv)           Reasonable fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with the investigation or remediation of such Hazardous Materials, including the preparation of any feasibility studies, reports and the performance of any Remediation required by any Governmental Authority, and including any attorneys fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due under it; and

(v)           Liability for the indemnification of any Third Party or Governmental Authority for costs expended in connection with the items referenced in this definition of Environmental Costs, including oversight costs of any Governmental Authority.

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(e)            “Environmental Condition(s)” shall mean the presence of Hazardous Materials in, on, over or about the Property or any portion thereof (including the soil or groundwater).

(f)            “Pre-Closing Environmental Condition(s)” shall mean the presence, release, discharge, or disposal of Hazardous Materials into, on, over, about, or adjacent to the Property or any portion thereof (including the soil or groundwater) or the Assets that causes or caused Hazardous Materials to be placed under, on, into, about or over the Property and results from the acts or omissions of SPI, its employees, agents or contractors prior to the Closing Date.

(g)            “Post-Closing Environmental Condition(s)” shall mean the presence, release, discharge, or disposal of Hazardous Materials into, on, over, about or adjacent to the Property or any portion thereof (including the soil or groundwater) or Assets resulting from the acts or omissions of Renegy, its employees, agents or contractors after the Closing Date.

(h)            “Governmental Authority” shall mean any federal, state, local or other governmental, regulatory, or administrative agency, governmental commission, department, board, subdivision, court, tribunal, or other governmental arbitrator, arbitral body, or authority with jurisdiction over the Property, including but not limited to the United States Environmental Protection Agency and the State of California and its political subdivisions .

(i)            “Remediation” shall mean any or all of the following activities to the extent they relate to or arise from the presence of Hazardous Materials in soil or groundwater: (i) monitoring, investigation, containment, abatement, remediation, removal, mitigation, response or restoration work; (ii) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such work; (ii) preparing and implementing any plans or studies for or related to such work; and (iv) any other activities reasonably determined by SPI (or, if Renegy is responsible for such Remediation under this Agreement, by Renegy) to be appropriate or required under Environmental Laws to address the presence of Hazardous Materials in the soil or groundwater or both at the Property or any portion thereof.

(j)            “Loss(es)” shall mean any liability, loss, cost, damage, expense or payment, including (i) related reasonable attorneys’, accountants’ and other professional advisors’ fees and expenses and incidental damages; (ii) reasonable attorneys’ fees incurred in enforcing the indemnification provisions of this Agreement; (iii) amounts paid in settlement (made in accordance with the procedures of Section 4.5 below) of a dispute with a person not a party to this Agreement that if resolved in favor of such third person would constitute a matter to which a party is indemnified pursuant to this Agreement, even though such settlement does not acknowledge that the underlying facts or circumstances constitute a violation of law or a breach of a representation and warranty or other matter as to which the party is indemnified; and (iv) reasonable costs and expenses necessary to avoid having a claim for indemnification against another party pursuant to this Agreement, to mitigate any such claim, or to correct facts and circumstances that would have resulted in its having a claim for indemnification against another party pursuant to this Agreement).

(k)            “To SPI’s knowledge” shall mean the present, actual knowledge of the corporate officers of SPI and Bob Ellery, without due diligence or inquiry on the part of such officers.

(l)            “Person” shall mean any individual, partnership, joint venture, corporation, limited liability company, firm, trustee, association, or unincorporated organization, Governmental Authority, or other entity.

(m)           “Third Party” shall mean any Person that is not a Party to this Agreement.

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(n)           “Third Party Claim” shall mean any claim by a Person that is not a Party to this Agreement.

(o)           “Lease Agreement” shall mean the formal lease agreement SPI and Renegy enter into if Renegy decides to lease the Property.

(p)           “Option Agreement” shall mean the formal option agreement SPI and Renegy enter into if Renegy decides to purchase an option to purchase the Property.

(q)           “Site Inspection, Confidentiality and Employment Covenants Agreement” shall mean that specific agreement SPI and Renegy entered into on November 21, 2007.

(r)           “Purchase and Sale Agreement” shall mean the formal purchase and sale agreement SPI and Renegy enter into if Renegy decides to purchase the Property.

(s)           The “Agreements” shall include all the agreements described in subsections (o) through (r) directly above.

2.            Representations and Warranties.

2.1          SPI’s Representations and Warranties. SPI represents and warrants to Renegy as follows:

(a)           SPI is duly incorporated, validly existing, and in good standing under the laws of the State of California and has full power and authority to execute, deliver, and perform its obligations under this Agreement and all instruments required to be delivered by SPI hereunder. All requisite authorizing action has been taken by SPI in connection with the execution, delivery and performance of this Agreement.

(b)           The execution, delivery and performance of this Agreement by SPI will not (i) violate or conflict with Renegy’s corporate power or authority, (ii) to SPI’s knowledge, constitute a violation of any law, regulation, order, writ, judgment, injunction, or decree applicable to SPI, or (iii) to SPI’s knowledge, conflict with, or result in the breach of the provisions of, or constitute a default under, any material agreement, license, permit, or other instrument to which SPI is a party or is bound.

(c)           Except as disclosed in Schedule 2.1(c) attached hereto, there is neither pending nor, to SPI’s knowledge, threatened any legal action, arbitration, administrative proceeding before any governmental authority, or investigation that could enjoin or restrict SPI’s right or ability to perform its obligations under this Agreement.

(d)           Except as disclosed in Schedule 2.1(d) attached hereto, (i) to SPI’s knowledge, there is no Environmental Condition on the Property or the Assets or facts or circumstances relating to the Property or the Assets that would reasonably be expected to form the basis for the assertion of any claim against SPI under any Environmental Laws, and (ii) SPI has not entered into, agreed to or, to SPI’s knowledge, been subjected to any consent, decree, judgment or order under any Environmental Laws, relating to compliance with, or cleanup of Hazardous Materials under any Environmental Laws.

2.2          Renegy’s Representations and Warranties. Renegy represents and warrants to SPI as follows:

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(a)           Renegy is duly organized, validly existing, and in good standing under the laws of the State of Arizona and has full power and authority to execute, deliver, and perform its obligations under this Agreement and all instruments required to be delivered by Renegy hereunder. All requisite authorizing action has been taken by Renegy in connection with the execution, delivery and performance of this Agreement.

(b)           The execution, delivery and performance of this Agreement by Renegy will not (i) violate or conflict with Renegy’s limited liability company power or authority; (ii) to Renegy’s knowledge, constitute a violation of any law, regulation, order, writ, judgment, injunction, or decree applicable to Renegy; or (iii) to Renegy’s knowledge, conflict with, or result in the breach of the provisions of, or constitute a default under, any material agreement, license, permit, or other instrument to which Renegy is a party or is bound.

(c)           There is neither pending nor, to Renegy’s knowledge, threatened any legal action, arbitration, administrative proceeding before any Governmental Authority, or investigation that could enjoin or restrict Renegy’s right or ability to perform its obligations under this Agreement.

(d)           Buyer/Option’s investigation and inspection of the Property pursuant to Section 3 herein shall comply with all applicable Environmental Laws.

3.            Due Diligence; Pre-Closing Inspections.

3.1          Due Diligence.

(a)           For a period not to exceed ninety (90) days following the Effective Date of this Agreement (the “Due Diligence Period”), during normal business hours SPI shall make the Property available for inspection. If there is any term(s) or provision(s) that conflicts with the Agreements (as defined in subsection 1(s) hereof), this Agreement shall control.

(b)           Notwithstanding any other provision of this Section 3.1 and its subparagraphs, Renegy shall be solely responsible for conducting an independent investigation and verification of the Environmental Condition of the Property. Renegy shall inspect, review and otherwise perform whatever acts Renegy deems necessary, at Renegy’s sole cost and expense, to determine the condition of the Property so that, after the Closing Date, Renegy may use, operate, repair and maintain the Property in its present location. Renegy shall not test, collect or conduct environmental investigation of the Property or remove any soil, groundwater or other materials, until Renegy’s testing plans and procedures have been approved in writing by SPI which approval shall not be unreasonably withheld, however, reasonable grounds for withholding such approval shall include, but not be limited to, potential exacerbation of Environmental Conditions and interference with SPI’s operations.

(c)           Renegy’s investigation and inspection of the Property shall not unreasonably interfere with SPI’s business or operations on the Property.

(d)           Renegy shall bear all of its own costs, expenses, liabilities and charges incurred in connection with its access to Property and in connection with any reviews, inspections or investigations, pursuant to this Section 3.1.

(e)           Renegy shall notify SPI no later than two (2) working days prior to any inspection of the Property. SPI shall have the right to have a representative accompany Renegy during each such inspection.

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(f)           Renegy shall, promptly upon receipt by Renegy, provide to SPI copies of all reports and studies, and with respect to environmental investigations also raw data, collected or prepared by or on behalf of Renegy in connection with Renegy’s due diligence or the matters addressed in this Section 3.

3.2          Indemnification for Due Diligence Inspection and Related Activities.

(a) SPI shall assume responsibility and liability for and defend (with competent independent counsel), indemnify, protect and hold harmless Renegy, its officers, directors, employees, agents, contractors, parent corporations including Renegy Holdings, Inc., and lenders for, from and against any and all claims, losses, damages, fines, penalties, liabilities and expenses including reasonable attorney fees that arise out of the Renegy’s inspection of the Property during the Due Diligence Period set forth in Section 3.1, including activities conducted thereon by Renegy, its agents, contractors, employees, consultants, or other representatives of Renegy. SPI shall have no obligation to indemnify Renegy if the Renegy releases, discharges or disposes of Hazardous Materials on the Property during the inspection and/or related activities or if the Renegy materially exacerbates any Environmental Condition on or at the Property during the inspection and/or related activities. “Materially” as used in this Section 3.2 shall mean causing more than fifty (50) percent of the damages or costs from such activity. Renegy shall return the Property as nearly as possible to the same condition as it was prior to such inspection and related activities.

4.            Post-Closing Date Indemnification.

4.1          General Indemnification Obligations.

(a)           Waiver and Estoppel. No Party shall be entitled to assert after the Closing Date any claim based on a breach of any representation, warranty or covenant under this Agreement, to the extent such representation, warranty or covenant otherwise would survive the Closing, if the Party asserting such a claim had knowledge of the facts constituting the breach prior to the Closing Date and any such claim shall be deemed waived and the Party asserting such claim shall be estopped from asserting, any claim or remedy based upon such breach. For purposes of this Section 4.1(a), “knowledge” of a party includes the knowledge of its legal counsel and consultants, with respect to their representation of the party in connection with this Agreement.

(b)           Cooperation. Renegy and SPI shall cooperate fully with each other and their respective attorneys, accountants and other representatives in connection with the defense or settlement of a matter for which a Party has an indemnification obligation pursuant to this Section 4.

4.2          General Indemnification by SPI. Subject to the provisions of Section 3 and Section 5 hereof, SPI shall assume responsibility and liability for and defend (with competent independent counsel), indemnify and hold harmless Renegy and its respective members, partners, officers, directors, employees, parent corporations including Renegy Holdings, Inc. and lenders, and their respective legal representatives, successors and assigns (the “Renegy Indemnitees”), for, from and against any Loss arising out of, in connection with or resulting from:

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(a)           any breach of or failure to comply with any covenant or agreement made by the SPI in this Agreement; and

(b)           any inaccuracy in or breach of any of the representations or warranties made by the SPI herein.

Subsections 4.2(a) and 4.2(b) above shall be deemed to be independent bases for indemnification, and the Renegy Indemnitees shall be entitled to indemnification under each such subsection. Subject to the terms hereof, the indemnification provided by this Section 4.2 shall encompass claims of the Renegy Indemnitees against the SPI for any Loss sustained by the Renegy Indemnitees whether or not involving any claim, action or proceeding by a Third Party; provided,  however that if the Loss relates to breach of SPI’s representations or warranties regarding Hazardous Materials located upon the Property or the Assets or any violations of Environmental Laws, the provisions of Section 5 shall apply.

4.3          General Indemnification by Renegy. Renegy shall assume responsibility and liability for and defend (with competent independent counsel), indemnify and hold harmless SPI for, from and against any Loss suffered by SPI, its officers, directors and employees, legal representatives, successors and assigns (the “SPI Indemnitees”), arising out of, in connection with or resulting from:

(a)           any breach of or failure to comply with any covenant or agreement made by Renegy in this Agreement; and

(b)           any inaccuracy in or breach of any of the representations or warranties made by Renegy herein.

Subsections 4.3(a) through 4.3(b) above shall be deemed to be independent bases for indemnification and SPI Indemnitees shall be entitled to indemnification under each subsection. The indemnification provided by this Section shall encompass claims by the SPI Indemnitees against Renegy for any Loss sustained by the SPI whether or not involving any claim, action or proceeding by a Third Party; provided, however that if the Loss relates to breach of SPI’s representations or warranties regarding Hazardous Materials located upon the Property or any violations of Environmental Laws, the provisions of Section 5 shall apply.

4.4          Environmental Indemnification by SPI.

(a)           Renegy Claims. SPI shall assume responsibility for and defend (with competent independent counsel), indemnify, and hold harmless Renegy Indemnitees, for, from and against all Losses, that arise out of or relate to the following (collectively, “Renegy Environmental Indemnification Claims”): (i) any action brought against Renegy by any Governmental Authority or Third Party arising out of Pre-Closing Environmental Conditions; (ii) any Third Party Claim for personal injury, death, property damage, or costs of Remediation arising out of Pre-Closing Environmental Conditions and (iii) any failure, after the Closing Date, of SPI to discharge SPI’s obligations under Section 5 “Liability for Environmental Conditions.” Notwithstanding the foregoing, SPI shall have no obligation to defend, indemnify, or hold harmless the Renegy Indemnities for Losses caused by the grossly negligent or willful misconduct of the Renegy Indemnitees.

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(b)           SPI Exceptions. Renegy Environmental Indemnification Claims shall not include any Losses with respect to which Renegy has agreed to provide indemnification pursuant to Section 4.5 “Environmental Indemnification by Renegy” or which Buyer has agreed to assume pursuant to other Sections of this Agreement.

(c)           SPI Remediation Time Limit. Beginning on the twentieth (20th) anniversary of the Closing Date, SPI’s obligation to defend, indemnify, and hold harmless the Renegy Indemnitees for Pre-Closing Environmental Conditions shall expire, except with regard to Remediation projects then underway. With regard to then-active Remedation projects (for e.g. operation and maintenance of a groundwater extraction and treatment system), SPI’s obligations hereunder shall continue until the Remediation is completed as provided in Section 5.1(c)

(d)           SPI Limitations. The Renegy Indemnitees shall not in any event be entitled to recover their own alleged punitive or consequential damages resulting from or arising out of any Renegy Environmental Indemnification Claims, including damages for lost revenues, income, or profits, diminution in value of the Property or any other damage or loss resulting from the disruption to or loss of operation of the Property.

(e)           RENEGY’S RELEASE OF SPI. RENEGY, FOR ITSELF AND ON BEHALF OF THE RENEGY INDEMNITEES, DOES HEREBY RELEASE, HOLD HARMLESS AND FOREVER DISCHARGE SPI FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES (INCLUDING FINES AND CIVIL PENALTIES) OR CAUSES OF ACTION AT LAW OR IN EQUITY (INCLUDING ANY ACTIONS ARISING UNDER ENVIRONMENTAL LAWS), DESTRUCTION, LOSS OR DAMAGE OF ANY KIND OR CHARACTER, WHETHER KNOWN OR UNKNOWN, HIDDEN OR CONCEALED, TO THE PERSON OR PROPERTY OF RENEGY INCLUDING THOSE RESULTING FROM OR ARISING OUT OF ANY HAZARDOUS SUBSTANCE, AT, ON, UNDER, IN OR ABOUT THE PROPERTY, AND FROM ALL ENVIRONMENTAL COSTS, EXCEPT AS TO SPI’S OBLIGATIONS UNDER SECTION 4.4 “ENVIRONMENTAL INDEMNIFICATION BY SPI,” AND SECTION 5.1 “SPI’S RIGHTS AND RESPONSIBILITIES.” RENEGY HEREBY WAIVES ANY AND ALL RIGHTS AND BENEFITS THAT IT NOW HAS, OR IN THE FUTURE MAY HAVE CONFERRED UPON IT BY VIRTUE OF THE PROVISIONS OF SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA (OR ANY OTHER STATUTE OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT), WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

IN THIS CONNECTION, RENEGY HEREBY AGREES, REPRESENTS, AND WARRANTS THAT IT REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CLAIMS THAT ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND IT FURTHER AGREES, REPRESENTS, AND WARRANTS THAT THIS RELEASE HAS BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND IT NEVERTHELESS HEREBY INTENDS TO RELEASE SPI FROM THE CLAIMS, DEMANDS AND LIABILITIES DESCRIBED IN THE FIRST SENTENCE OF THIS SECTION 4.4(d).

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Initials of Renegy’s authorized representative

Initials of SPI’s authorized representative

4.5          Environmental Indemnification by Renegy.

(a)           SPI Claims. From and after the Closing Date, Renegy shall assume responsibility and liability for, and shall defend (with competent independent counsel) indemnify, and hold harmless SPI Indemnitees for, from and against all Losses that arise out of or relate to the following (collectively, the “SPI Environmental Indemnification Claims”):

(i)           any Third Party Claims (1) for personal injury or death caused by any Post-Closing Environmental Condition; (2) for property damage caused by any Post-Closing Environmental Condition; or (3) for that fraction of any Third Party Claim for property damage resulting from or arising out of any Pre-Closing Environmental Condition where the alleged property damage occurred after the Closing and Renegy or its transferees, or their successors, assignees, or respective employees, agents or contractors took an action that exacerbated such Pre-Closing Environmental Condition, as described in Section 5.2(d);

(ii)           beginning on the twentieth (20th) anniversary of the Closing Date, any and all Environmental claims made or brought thereafter, regardless of when the release occurred or whether the injury, death, damage, claim, demand or cost is caused by or results from Pre-Closing Environmental Conditions or Post-Closing Environmental Conditions;

(ii)    the failure, after the Closing Date, of Renegy to discharge Renegy’s obligations under Section 5 “Liability for Environmental Conditions”; and

(iii)           any loss or damages resulting from or arising out of the ownership or operation of the Property after the Closing.

Notwithstanding the foregoing, Renegy shall have no obligation to defend, indemnify, or hold harmless the SPI Indemnitees for Losses caused by the grossly negligent or willful misconduct of the SPI Indemnitees.

(b)          Renegy Exceptions. SPI Environmental Indemnification Claims shall not include Losses for which SPI has agreed to provide indemnification pursuant to Section 4.4 “Environmental Indemnification by SPI,” or those which SPI has agreed to retain pursuant to other provisions of this Agreement. SPI Environmental Indemnification Claims shall not include any Losses arising out of property damage or injury to person caused by SPI’s operations or activities after the Closing Date at or adjacent to the Property.

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(c)           Renegy Limitations. The SPI Indemnitees shall not in any event be entitled to any punitive or consequential damages resulting from or arising out of any SPI Environmental Indemnification Claim.

4.6          Tax Impact; Insurance and Contracts. The Parties agree that any Loss for which indemnity is sought pursuant to the provisions of this Section 4 shall be computed after deduction of any net tax benefit which may accrue to the Party seeking indemnity (each, individually an “Indemnitee,” and collectively, the “Indemnitees”) after giving effect to the incurrence by such party of the Loss giving rise to the claim for indemnification, the payment by such Party of any such Loss, and the receipt by such Indemnitee of any indemnity pursuant hereto, but only to the extent such tax benefit is actually realized. In connection with any indemnity claim, the Parties agree to first seek recovery of any Loss under any available insurance policy or Third Party contract. The amount of any Loss for which indemnification is provided under this Section 4 shall be reduced by the insurance proceeds received and any other amounts, if any, recovered from third parties by the Indemnitee (or its affiliates) with respect to any Loss. If any Indemnitee (or its affiliates) received any indemnification payment pursuant to this Section 4 with respect to any Loss, such Indemnitee shall, upon written request by the indemnifying Party (each, individually an “Indemnitor,” and collectively, the “Indemnitors”) assign to such Indemnitor (to the extent of the indemnification payment) any claim which such Indemnitor may have under any applicable insurance policy or contract which provided coverage for such Loss. Such Indemnitee shall reasonably cooperate (at the expense of the Indemnitor) to collect under such insurance policy or contract. If any Indemnitee (or its affiliates) receives any payment pursuant to this Section 4 with respect to any Loss and subsequently receives insurance proceeds or other amounts with respect to such Loss, the Indemnitee (or its affiliates) shall promptly pay over to the Indemnitor the amount so recovered (after deducting the amount of the expenses incurred by it in procuring such recovery), but not in excess of the amount previously so paid by the Indemnitor. After the Closing Date, each Party agrees to notify the other Party in writing and provide accurate and relevant information to the other Party at any time that the notifying Party receives any net tax or insurance benefit that would impact the obligations of the other Party as an Indemnitor hereunder. Within a reasonable time following receipt of all relevant information by the Party acting as Indemnitor, the Parties shall mutually calculate any adjustment necessary with respect to any sums due and owing or already paid by the Party acting as Indemnitor under this Section 4. In the event that such calculations indicate that the Party acting as Indemnitor owes the notifying Party less than any sum then deemed due and owing to the notifying Party under this Section 4, the sum due and owing such Party shall be reduced accordingly. To the extent that the calculations indicate that the Party acting as Indemnitor has overpaid sums due under this Section 4, the notifying Party shall immediately refund to the Indemnitor the amount overpaid.

4.7         Claims Procedure.

(a)          Notice. An Indemnitee hereunder shall, within fifteen (15) days after receiving notice of a Loss, notify the Indemnitor in writing of the facts that are the basis of such Loss which the Indemnitee has determined has given or may give rise to a right of indemnification under this Agreement (a “Claim”). Notwithstanding the foregoing, a delay in providing any notice of a Claim shall not prejudice any right to indemnification under this Agreement except to the extent that the Indemnitor is actually prejudiced by such failure. The amount of the Claim as set forth in the notice shall be based upon the Indemnitee’s good faith opinion of the reasonable maximum exposure to the Indemnitor but shall not limit the Indemnitee’s right to indemnification if the resulting Loss exceeds the amount set forth in the notice.

10 – AGREEMENT FOR ENVIRONMENTAL CONDITIONS

(b)           Third Party Claims. If any Claim relates to a claim or demand by a Third Party (including Governmental Authorities) against any Renegy Indemnitee or SPI Indemnitee, and the Indemnitor acknowledges its obligation to indemnify the Indemnitee with respect to such claim or demand, the Indemnitor shall have the right to settle any such Third Party claim or demand (at the Indemnitor’s expense and without admitting that the Indemnitee had any liability with respect thereto and provided the sole relief is monetary damages to be paid in full by Indemnitor) or to employ counsel chosen by the Indemnitor in its reasonable discretion to defend any such Third Party claim or demand, and the Indemnitee shall have the right to participate in the defense of any such claim or demand with counsel of the Indemnitee’s selection and at the Indemnitee’s cost. So long as the Indemnitor is defending in good faith any such Third Party claim or demand, the Indemnitee will not settle such claim or demand. The Indemnitee shall make available to the Indemnitor or its representatives, at the Indemnitor’s expense, all records and other materials required by it for its use in contesting any such claim or demand asserted by a Third Party against such Indemnitee. If the Indemnitor is not entitled to defend or settle a Third Party claim or demand because the Indemnitor does not acknowledge its indemnification obligation with respect to the Claim, or if the Indemnitor does not otherwise assume the defense of a Third Party claim or demand or abandons the defense of a Third Party claim or demand, the Indemnitor shall be deemed to have waived its right to defend or settle such a Third Party claim or demand and the Indemnitee shall have the right to defend or settle such Third Party claim or demand, and the Indemnitee shall continue to be entitled to indemnification pursuant to this Section 4, but only to the extent that the Indemnitor is liable hereunder with respect to the Claim in question. The Indemnitee may only settle a Third Party claim or demand in which it is entitled to defend or settle upon delivery to the Indemnitor of a statement by counsel for the Indemnitee that any such proposed settlement would be reasonable and in good faith under the circumstances of such Third Party claim or demand. If the Indemnitor objects to such proposed settlement, it may either assume the defense of such Third Party claim or demand or pay the Indemnitee’s attorneys’ fees and other out-of-pocket costs incurred thereafter in continuing to defend such Third Party claim or demand. If the Indemnitor rejects any such proposed settlement, it shall be liable to the Indemnitee for any amount paid by the Indemnitee in excess of the settlement amount included in the rejected settlement offer, whether or not the Indemnitor would otherwise be liable to indemnify the Indemnitee with respect to such Third Party claim or demand.

(c)           Other Claims. If a Renegy Indemnitee or SPI Indemnitee suffers a Loss other than that arising from a claim or demand asserted by a Third Party, the Indemnitee shall in its notice of Claim propose a reasonable course of action. The Indemnitor shall notify the Indemnitee whether it disputes its obligation to indemnify the Indemnitee or the amount of the Indemnitee’s Loss, and shall propose a course of action to satisfy the Claim. The Indemnitee shall allow the Indemnitor to undertake its reasonable proposed course of action, if, and only if, such proposed course of action (i) provides for the satisfaction of the claim in a manner consistent with applicable law and with applicable industry standards and (ii) will not be more disruptive of the Indemnitee’s operations at the affected site or elsewhere than the action proposed by the Indemnitee. If the Indemnitor disputes such Claim or any portion thereof, the Indemnitor shall specify in detail the portion of such Loss (if less than all) which is disputed and the facts relied upon by the Indemnitor as a basis for such dispute.

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4.8         Satisfaction of Claim. If the Indemnitor has acknowledged its obligation to indemnify Indemnitee with respect to a Claim and does not dispute the amount of such Claim, Indemnitee shall be entitled to immediate satisfaction in cash of any related Loss. If the Indemnitor disputes its obligation to indemnify Indemnitee with respect to a Claim, the Indemnitor shall pay the amount of any Loss related to the Claim in cash upon a final determination that the Indemnitor is obligated to indemnify Indemnitee with respect to such Claim. If the Indemnitor disputes the amount of a Claim, Indemnitee shall be entitled to immediate satisfaction in cash of any undisputed Loss related to the Claim and the Indemnitor shall pay in cash the amount of any disputed Loss upon a final determination of the indemnifiable amount of such Loss. No Indemnitee (or its affiliate) shall be entitled to offset the amount of any Loss to which it is entitled to indemnification hereunder against any obligation due by it to the Indemnitor (or its affiliate).

5.            Liability for Environmental Conditions.

5.1          SPI’s Rights and Responsibilities.

(a)           From the Closing Date until the expiration of twenty (20) years from the Closing Date (“SPI Remediation Time Limit”), SPI shall undertake Remediation of any Pre-Closing Environmental Condition to the extent it is required by a Governmental Authority with jurisdiction to require Remediation under Environmental Laws, provided: (i) Renegy has provided SPI with Notice (as defined below), either during the Due Diligence Period or during the SPI Remediation Time Limit; (ii) Renegy and SPI agree that such Pre-Closing Environmental Condition must be reported to a Governmental Authority and/or requires Remediation under applicable Environmental Laws; and (iii) Renegy shall pay the first Ten Thousand Dollars ($10,000.00) (escalated by the Consumer Price Index) toward each Project (as defined below) required by such Governmental Authority for Remediation of any Pre-Closing Environmental Condition (“SPI Remediation Liability Floor”). For purposes of this Section 5.1, “Notice” shall mean a written notice of the existence of Pre-Closing Environmental Conditions the Renegy reasonably believes must be reported to a Governmental Authority and/or requires Remediation (as defined below) under any Environmental Law. Any such Notice shall include the results of laboratory tests evidencing the presence of Hazardous Materials in the soil or groundwater at the Property. For purposes of this Section 5.1, “Project” shall mean any single or multiple remediation task(s), required for Remediation of a single Pre-Closing Environmental Condition, which arise from the same release or geographic location of such Pre-Closing Environmental Condition. “Project” shall exclude all remediation efforts arising from the matters identified in Schedule 5.1(a), attached hereto, including but not limited to groundwater remediation arising out of migration in groundwater of the Pre-Closing Environmental Conditions identified in Schedule 5.1 (a). Notwithstanding the provisions of this Section 5.1(a), SPI shall be required to undertake Remediation of oil in the soil at the Property, above the applicable governmental cleanup action levels, that Renegy discovers within sixty (60) days after the Effective Date, and Renegy shall not be required to pay the first Ten Thousand Dollars ($10,000.00) toward that Remediation. SPI only shall be required to undertake Remediation of oil discovered in the soil at the Property subsequent to sixty (60) days after the Effective Date if it constitutes a Pre-Closing Environmental Condition and such oil shall be a new “Project,” subject to the requirements of Section 5.1(a)(iii).

(b)          SPI shall only be required to undertake Remediation of each Pre-Closing Environmental Condition to the extent necessary to meet the requirements and standards set forth in applicable Environmental Laws.

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(c)           SPI’s obligation to remediate any Pre-Closing Environmental Condition shall terminate upon receipt of a no further action letter from a Governmental Authority with jurisdiction over the Remediation. Additionally, SPI may suspend its Remediation of any Pre-Closing Environmental Condition upon (i) SPI’s reasonable determination that no further Remediation of such Pre-Closing Environmental Condition is required by applicable Environmental Laws, and following such reasonable determination, SPI has (1) requested a no further action letter from the Governmental Authority exercising jurisdiction over such Remediation; (2) such Governmental Authority has failed to respond within one year to SPI’s request; and (3) no written notice requiring further action has been received from any other Governmental Authority exercising jurisdiction over the Remediation.

(d)           SPI has no obligation to undertake Remediation of (i) any Post-Closing Environmental Condition; (ii) the costs of any Pre-Closing Environmental Condition below the SPI Remediation Liability Floor; or (iii) any Pre-Closing Environmental Condition of which SPI does not receive Notice during the Due Diligence Period or the SPI Remediation Time Limit.

(e)           SPI shall have no obligation for any Remediation of the Property, or Losses associated with any Pre-Closing Environmental Condition or Post-Closing Environmental Condition for which SPI is not expressly liable pursuant to this Agreement.

(f)           SPI shall have the exclusive right to negotiate and enter into agreements with any person or entity regarding the nature, technical Remediation approach, scope, cleanup objectives or any other aspect of any Remediation undertaken by SPI at the Property.

(g)           SPI shall, to the extent reasonably practicable and consistent with sound Remediation practices, undertake all Remediation work in a manner that will not unreasonably disrupt operations on the Property and is not materially inconsistent with the then-current use of the Property or the Assets. All Remediation work shall be done in a good and workmanlike manner and in substantial compliance with applicable Environmental Laws. Renegy shall not be entitled to recover from SPI any Losses incurred as a result of any interruption to Renegy’s use of, or operations, activities or business on, the Property caused by SPI’s performance of its Remediation responsibilities under this Agreement. SPI shall provide Renegy a reasonable opportunity to review and comment on Remediation work plans related to the Property before implementation; however, Renegy shall have no authority to refuse to permit any Remediation work on the Property that is required by the Governmental Authority exercising jurisdiction over the Remediation.

5.2          Renegy’s Responsibilities.

(a)           Renegy’s operations on the Property shall comply with all Environmental Laws, including those concerning the presence of Hazardous Materials in, on, at, near or about the Property.

(b)           Renegy shall incorporate its obligations under this Section into any sales or lease agreement hereafter executed by Renegy for the Property (or any portion thereof) and any tenant, operator, or subsequent purchaser or transferee shall be required to comply with all obligations of Renegy relating to use of the Property set forth in this Section 5.2.

13 – AGREEMENT FOR ENVIRONMENTAL CONDITIONS

(c)           Renegy shall assume and pay for all costs of Remediation relating to the Property (i) that are incurred by anyone after the SPI Remediation Time Limit; (ii) that are costs of Remediation, or a portion of such costs, up to the SPI Remediation Liability Floor; (iii) that relate to or result from any Post-Closing Environmental Condition(s); and (iv) for which SPI is not expressly liable under this Agreement.

(d)           Renegy shall pay for all Losses incurred by SPI due to or arising out of any Pre-Closing Environmental Conditions or Post-Closing Environmental Conditions to the extent such Losses result from or arise out of the exacerbation of a Pre-Closing Environmental Condition or Post-Closing Environmental Condition due to any acts or omissions of Renegy or its transferees, or their respective successors, assignees, employees, agents or contractors.

(e)           Renegy expressly agrees that beginning on the twentieth (20th) anniversary of the Closing Date, Renegy will be liable for, and shall indemnify, defend and hold SPI harmless against, all Losses and Remediation work associated with Pre-Closing Environmental Conditions and Post-Closing Environmental Conditions related to the Property. Any defense of SPI under this provision shall be by attorneys satisfactory to SPI.

(f)           Renegy shall (i) cooperate with SPI’s Remediation work performed pursuant to this Agreement; (ii) give SPI timely access to the Property or any portion thereof to conduct such Remediation; (iii) use commercially reasonable efforts to obtain access to offsite property for SPI if necessary for the implementation of the Remediation work; (iv) support SPI in its negotiations with any Governmental Authority with respect to the Remediation to the extent consistent with Environmental Laws and the protection of human health; and (v) comply with the conditions of any institutional controls or land use controls or both of them imposed on the Property in connection with SPI’s Remediation work.

6.            Miscellaneous Provisions.

6.1          No Personal Liability. Notwithstanding anything to the contrary set forth anywhere else in this Agreement, no member, officer, director, representative, employee, agent or consultant of SPI or Renegy shall at any time be deemed to have any personal or individual liability whatsoever for any Loss suffered by the Parties or any other Person under or related to this Agreement.

6.2         Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and, subject to the restrictions on assignment set forth herein, their respective successors and assigns.

6.3         Assignment; No Recording. Renegy may assign to entities wholly owned by Renegy or affiliates of Renegy, any of its rights or obligations under this Agreement after the prior written consent of SPI, which shall not be unreasonably withheld, conditioned or delayed. Otherwise Renegy shall not assign any of its rights or obligations under this Agreement without the written consent of SPI, which SPI may withhold, condition or delay in its reasonable discretion. Neither this Agreement, nor any short form memorandum thereof, shall be recorded in any county records or other office where public documents are maintained.

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6.4         Notices. All notices under this Agreement shall be in writing and signed by a Party or its counsel. Notices may be (i) delivered personally; (ii) transmitted by facsimile; (iii) delivered by a recognized national overnight delivery service; or (iv) mailed by certified United States mail, postage prepaid and return receipt requested. Notices to any Party shall be directed to the address set forth below, or to such other or additional address as any Party may specify from time to time by notice to the other Party. Any notice delivered in accordance with this Section shall be deemed given (1) in the case of any notice transmitted by facsimile, on the date on which the receiving Party receives receipt by facsimile transmission, telephone, or otherwise; (2) in the case of any notice delivered by a recognized national overnight delivery service, on the day of delivery to the service; or (3) in the case of any notice mailed by certified United States mail, three (3) business days after deposit therein.

If to SPI:	Sierra Pacific Industries
19794 Riverside Avenue
Anderson, CA 96007
Phone No.: (530) 378-8000
Fax No.: (530)378-8266
Email: memmerson@spi-ind.com
Attn: Mark D. Emmerson

With a copy to:	Dun & Martinek, LLP
2313 I Street
P.O. Box 1266
Eureka, CA 95501
Phone No.: (707) 442-3791
Fax No.: (707) 442-9251
Email: dhd@dunmartinek.com
Attn: David Dun

If to Renegy:	Renergy Susanville, LLC
3418 N. Val Vista Drive
Mesa, AZ 85213
Attention: Robert M. Worsley
Fax No: (480) 718-7977

With a copy to:	Christopher A. Van Tuyl
Squire, Sanders & Dempsey L.L.P.
Two Renaissance Square
40 N. Central Avenue, Suite 2700
Phoenix, AZ 85004-4498
Fax No: (602) 253-8129

6.5         Waiver. Any Party’s failure to exercise any right or remedy under this Agreement, delay in exercising any such right or remedy, or partial exercise of any such right or remedy, shall not constitute a waiver of that or any other right or remedy hereunder. A waiver of any breach of any provision of this Agreement shall not constitute a waiver of any succeeding breach of such provision or a waiver of such provision itself. No waiver of any provision of this Agreement shall be binding on a Party unless it is set forth in writing and signed by such Party.

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6.6         Amendment. This Agreement may not be modified or amended except by the written agreement of the Parties.

6.7         Exclusive Remedies; Costs. The remedies of the Parties set forth in Section 4 shall be deemed to be the exclusive remedy for breaches of any representation, warranty, agreement or covenant contained in this Agreement, including any statutory, equitable, or common law remedy or theory. A Party who prevails in prosecuting or defending an arbitration or other action with respect to this Agreement shall (in addition to any other relief hereunder) be paid by the other Party all costs, fees and expenses, including reasonable attorneys’ fees, expert witness (whether or not called to testify at trial or other proceeding) and other professional fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, including but not limited to deposition transcript and court reporter costs, as determined by the judge or arbitrator at trial or other proceeding, and including such fees, costs and expenses incurred in any appellate or review proceeding, or in collecting any judgment or award, or in enforcing any decree rendered with respect thereto, in addition to all other amounts provided for by law. This cost and attorneys fee provision shall apply with respect to any litigation or other proceedings in bankruptcy court, including litigation or proceedings related to issues unique to bankruptcy law.

6.8         Integration. This Agreement contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect thereto. The Parties acknowledge and agree that there are no agreements or representations relating to the subject matter of this Agreement, either written or oral, express or implied, that are not set forth in this Agreement or in the Schedules to this Agreement.

6.9         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without regard to the principles thereof relating to conflicts of laws).

6.10        Construction and Interpretation. The headings or titles of the sections of this Agreement are intended for ease of reference only and shall have no effect whatsoever on the construction or interpretation of any provision of this Agreement; references herein to sections are to sections of this Agreement unless otherwise specified. Meanings of defined terms used in this Agreement are equally applicable to singular and plural forms of the defined terms. As used herein, (i) the terms “hereof,” “herein,” “hereunder,” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the term “including” is not limiting and means “including without limitation.” In the event any period of time specified in this Agreement ends on a day other than a business day, such period shall be extended to the next following business day. Renegy and SPI each agree and acknowledge that each has been advised and represented by legal counsel in the negotiation, execution and delivery of this Agreement and that all provisions of this Agreement have been negotiated at arm’s length. Each Party accordingly agrees that if any ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any Party solely because such Party or its representatives were the drafters of any such provision.

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6.11        Execution. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same agreement. Each Party may rely upon the signature of each other Party on this Agreement that is transmitted by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with the original ink signature of the transmitting Party. This Agreement shall become effective and in full force only when duly and properly executed, authorized, and delivered by the Parties hereto.

6.12        No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and legal benefit of SPI and Renegy and, subject to the restrictions on assignment set forth herein, their respective successors and assigns, and no other person or entity shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

6.13        Publicity; Confidentiality. Neither Renegy nor SPI shall release any information to the media or the general public concerning this Agreement unless the Parties otherwise agree in writing or unless such disclosure is required by any law, regulation or rule applicable to either Party or to this transaction; provided, either Party may disclose this Agreement and its terms to its partners, members, or investors. Each of Renegy and SPI will hold confidential, and cause its respective officers, employees, accountants, counsel, financial advisers and other representatives to hold confidential, any nonpublic information related to or derived from this transaction.

6.14        Time. If any date upon which some action, notice or response is required of any Party hereunder occurs on a weekend or national holiday, such action, notice or response shall not be required until the next succeeding business day.

6.15        Time is of the Essence. Time is of the essence with respect to all terms, provisions, covenants and conditions contained in this Agreement.

6.16        Cooperation. Subject to the other provisions in this Agreement, the Parties hereto shall use reasonable, good faith efforts to perform their respective obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms hereof, and shall cooperate fully with each other and their respective officers, directors, members, managers, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement.

6.17        Potential Invalidity. If any provision of this Agreement is found by an arbitrator or court of competent jurisdiction to be invalid, illegal, or unenforceable, then (i) such provision shall be enforceable to the fullest extent permitted by applicable law; and (ii) the validity and enforceability of the other provisions of this Agreement shall not be affected and all such provisions shall remain in full force and effect.

6.18        Arbitration; Dispute Resolution. All matters in dispute hereunder which are not mutually resolved by the Parties after good faith negotiation shall be resolved between the Parties pursuant to final and binding arbitration as follows:

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(a)           The arbitration regarding any matter in dispute under this Agreement, shall be (i) in the event the amount in dispute is less than One Million Dollars ($1,000,000.00), by a single arbitrator, mutually selected by Renegy and SPI; or (ii) in the event the amount in dispute equals or exceeds One Million Dollars ($1,000,000.00), by a panel of three arbitrators, one arbitrator selected by each of Renegy and SPI, and the two arbitrators in turn selecting a third arbitrator to act with them in a panel. Each arbitrator hereunder shall be a neutral-party attorney with at least fifteen (15) years substantial experience in the practice of commercial real estate transactions, chosen from the pool of then available arbitrators working with the American Arbitration Association (“AAA”). All arbitrations shall be held in Anderson, California, and shall be conducted in accordance with the arbitration rules of the AAA, existing at the date thereof, to the extent not inconsistent with this Agreement. The decision of the arbitrator or majority of the panel (as applicable) with respect to any matter in dispute hereunder shall be final and binding. The determination of which Party (or combination of them) bears the costs and expenses incurred in connection with any arbitration proceeding required hereunder, including (without limitation) all costs and expenses contemplated by Section 6.7, shall be determined by the arbitrator or panel. The Parties agree that the arbitrator or panel shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive or consequential damages (or any other amount awarded for the purpose of imposing a penalty). The Parties agree that all facts and other information relating to any arbitration arising under this Agreement will be kept confidential to the fullest extent permitted by applicable law.

(b)           Any Party who fails to submit to binding arbitration following a lawful demand by the other Party shall bear all costs and expenses, including reasonable attorneys’ fees, (including those incurred in any trial, bankruptcy proceeding, appeal or review) incurred by the other Party in obtaining a stay of any pending judicial proceeding concerning a dispute which by the terms of this Agreement has been properly submitted to mandatory arbitration, and or compelling arbitration of any dispute.

(c)           The award in such arbitration may be enforced on the application of either Party by the order of judgment of a court of competent jurisdiction. The arbitrator shall resolve all disputes in accordance with the substantive law of the State of California. The arbitrator shall have no authority nor jurisdiction to award any damages or any other remedies beyond those which could have been awarded in a court of law if the Parties had litigated the claims instead of arbitrating them. No provision of, nor the exercise of any rights under this Section 6.18 shall limit the right of either Party to exercise self help remedies or obtain provisional or ancillary remedies such as an injunction, receivership, attachment or garnishment; provided, however, that any such action or proceeding arising out of this Agreement that is litigated for any reason will be litigated in courts located in Shasta County, California, and each Party consents and submits to the jurisdiction of any state or federal court located in Shasta County, California, for any such litigation. Additionally, each of the Parties waives any right it may have to trial by jury in any proceeding between or involving the Parties whether arising under this Agreement or otherwise.

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(d)           The Parties shall use their best efforts to complete any arbitration within sixty (60) days of the filing of the dispute unless the dispute is regarding the refusal to grant a consent or approval in which case the time period shall be thirty (30) days. The arbitrator shall be empowered to impose sanctions for any Party’s failure to do so. The provisions of this arbitration provision shall survive any termination, amendment, or expiration hereof unless the Parties otherwise expressly agree in writing. Each Party agrees to keep all disputes and arbitration proceedings strictly confidential, except for the disclosure of information required in the ordinary course of business of the Parties or as required by applicable law or regulation. Any time limitation (such as the statute of limitations or laches) which would bar litigation of a claim shall also bar arbitration of the claim. If any provision of this arbitration procedure is declared invalid by any court, the remaining provisions shall not be affected thereby and shall remain fully enforceable. The Parties understand that they have decided that upon demand of either of them, their disputes as described herein will be resolved by arbitration rather than in a court and once so decided cannot later be brought, filed or pursued in court.

[Signatures appear on the following page]

19 – AGREEMENT FOR ENVIRONMENTAL CONDITIONS

6.19        The Parties have executed this Agreement in duplicate originals as of the Effective Date.

SPI:	SIERRA PACIFIC INDUSTRIES, a California corporation

/s/ M. D. Emmerson
M. D. Emmerson, Vice President

RENEGY:	RENEGY SUSANVILLE, LLC, an Arizona
limited liability company

Bob Worsley, Chief Executive Officer

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6.19        The Parties have executed this Agreement in duplicate originals as of the Effective Date.

SPI:	SIERRA PACIFIC INDUSTRIES, a California corporation

/s/ M. D. Emmerson
M. D. Emmerson, Vice President

RENEGY:	RENEGY SUSANVILLE, LLC, an Arizona limited liability company

Bob Worsley, Chief Executive Officer

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6.19        The Parties have executed this Agreement in duplicate originals as of the Effective Date.

SPI:	SIERRA PACIFIC INDUSTRIES, a California corporation

By:

Name:

Title:

RENEGY:	RENEGY SUSANVILLE, LLC, an Arizona limited liability company

	By:	/s/ Robert M. Worsley

	Name:	Robert M. Worsley

	Title:	Manager

Exhibits:

A           - Description of the Property

Schedules:

2.1(c)    - Pending Legal Action

2.10(d)  - Environment:II Matters

2.1(c)    - Hazardous Materiais Issues; Notification by Authorities

5.1(a)    - Excluded Environmental Tasks

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Geomatrix

TABLE 1

CONSTITUENTS DETECTED IN SOIL AND GROUNDWATER ABOVE SCREENING VALUES
Former Sierra Pacific Industries Sawmill and Cogeneration Facility
Sunkist Drive
Susanville, California

Areas	Media	Constituents Detected Above Screening Value "
Former AST Storage Area, Former Fueling Area, Former Fruit Growers Paint Storage Building, Former Paint Shop, Former Forklift Shop, Truck Shop, Truck Wash, Former Planer Building, Former Cooling Shed, Former Dry Kiln, Former Sawmill

	soil	VOCs (benzene, xylenes, 1,2,4-Trimethylbenzene, 1,3,5-Trimethylbenzene, TPHd, TPHg, TPHmo
	water	TDS, VOCs (BTEX, MTBE, 1,2,4-Trimethylbenzene, 1,2-Dichioroethane, PCE), TPHd, TPHg, TPHmo, Metals (antimony, arsenic, vanadium), PAHs (naphthalene)
Train Shed, Pond 1, Former Pond 2	soil	TPHd
	water	TDS, VOCs (MTBE), Metals (arsenic)
Former SPI Bark Plant, Disposal Area, Boneyard, " Back 40 " , Historic Disposal Area Former Pond 3, Pond 4	soil	TPHd, TPHmo, Metals (cadmium, lead), dioxins and furans
	water	TDS, VOCs (naphthalene), TPHd, TPHmo, Metals (antimony, arsenic), PAHs, dioxin and furans

Notes:
1.    See Figure 2.
2.    See Former Operations Area Site Investigation Report, (Geomatrix November, 2007) for screening values used.

Abbreviations:
AST = Above ground storage tank
BTEX = benzene, toluene, ethylbenzene, xylenes
MTBE = Methyl tertiary butyl ether
PAHs = Polycyclic aromatic hydrocarbons
PCE = Tetrachloroethylene
TDS = Total dissolved solids
TPHd = Total petroleum hydrocarbons as diesel
TPHg = Total petroleum hydrocarbons as gasoline
TPHmo = Total petroleum hydrocarbons as motor oil
VOCs = Volatile organic compounds

23 – AGREEMENT FOR ENVIRONMENTAL CONDITIONS